UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 10, 2020

EYENOVIA, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)
001-38365		47-1178401
(Commission File Number)		(IRS Employer Identification No.)

295 Madison Avenue, New York, NY 10017

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 917-289-1117

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value	EYEN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 10, 2020, Eyenovia, Inc. (the “Company”) entered into a License Agreement, (the “License Agreement”) with Artic Vision (Hong Kong) Limited (“Artic Vision”). Pursuant to the License Agreement, the Company granted to Artic Vision the exclusive right to research, develop, manufacture and commercialize certain products (the “Licensed Products”) in Greater China (mainland China, Hong Kong, Macao and Taiwan) and South Korea (the “Territory”). The Licensed Products include those using the Optejet Dispenser Base with (i) atropine sulfate as its sole active ingredient to treat myopia in humans and (ii) pilocarpine as its sole active ingredient to treat presbyopia in humans.

Within three business days of the effective date of the License Agreement, Arctic Vision must pay the Company an upfront payment of $4.0 million. Arctic Vision also must pay the Company up to an aggregate of approximately $41.75 million in milestone payments and development costs, depending on the achievement of various development and regulatory milestones and subject to the satisfaction of certain other conditions. Arctic Vision must pay the Company for each unit of a Licensed Product supplied by the Company at a set price or, for Licensed Products not supplied by the Company, under the terms of the License Agreement, Arctic Vision must pay the Company a mid-single digit percentage royalty on net sales of Licensed Products, subject to the satisfaction of certain other conditions and certain adjustments in the event of generic entry, patent expiration, introduction of a competitive combination product, or the payment of third party royalties.

Artic Vision may terminate the License Agreement, with respect to any Licensed Product or country in its territory, at any time for convenience upon 90 days’ written notice. Both parties have the right to terminate the License Agreement in the event of (i) an uncured material breach after a 90-day period (or a 30-day period in the case of a failure to pay) or (ii) insolvency.

Eyenovia will pay a mid-double digit percentage of any payments, royalties, or net proceeds from the License Agreement or from products not supplied to Arctic Vision by the Company to Senju Pharmaceutical Co., Ltd. (“Senju”) pursuant to the April 8, 2020 amendment to the Exclusive License Agreement, dated March 8, 2015, between the Company and Senju (as amended, the “Senju License Agreement”), by which Eyenovia reacquired rights to such products in Greater China and South Korea from Senju. On August 10, 2020, in connection with the Company’s entry into the License Agreement with Artic Vision, the Company and Senju entered into a Letter Agreement (the “Senju Letter Agreement”) which clarifies certain terms of the Senju License Agreement to permit the Company to enter into a definitive agreement with a third party to research, develop, manufacture and commercialize the Licensed Products in the Territory.

The foregoing description of the License Agreement and Senju Letter Agreement is qualified in its entirety by reference to the License Agreement and Senju Letter Agreement, respectively, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2020.

Item 8.01.	Other Events.

On August 11, 2020, the Company issued a press release regarding the matters discussed in this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated August 11, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EYENOVIA, INC.

Date: August 11, 2020	By:	/s/ John Gandolfo
Name: John Gandolfo
Title: Chief Financial Officer